CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARY
                                  EXHIBIT 11
                    COMPUTATION OF NET INCOME PER SHARE
              FOR THE THREE MONTH PERIODS ENDING MARCH 31, 1998 AND 1997
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                                                                Three months            Three months
                                                                    ended                   ended
                                                                  March 31,               March 31,
                                                                    1998                    1997
                                                                ------------            ------------

Weighted average number of common shares outstanding used
  in basic earnings per share calculation                         5,262,733               4,945,265

Shares issuable pursuant to stock option plans and stock
  warrants                                                          196,694                 219,525

Shares issuable under the Convertible Subordinated Debentures       613,294                 646,154
                                                                ------------            ------------
Weighted average shares outstanding used in diluted earnings
  per share calculation                                           6,072,721               5,810,944
                                                                ============            ============

Net income (loss) from continuing operations                     $  103,000              $ (177,000)
                                                                ============            ============
Net income from discontinued operations                                                  $2,691,000
                                                                                        ============

Net income used in calculation of basic earnings per share       $  103,000              $2,514,000

Interest on Convertible Subordinated Debentures                  $   65,000              $   67,000
                                                                ------------            ------------
Net income used in calculation of diluted earnings per share     $  168,000              $2,581,000
                                                                ============            ============

Basic earnings per share:
Net income (loss) per share from continuing operations                $ .02                   $(.04)
                                                                ============            ============
Net income per share from discontinued operations                                             $ .55
                                                                                        ============
Net income per share                                                  $ .02                   $ .51
                                                                ============            ============

Diluted earnings per share:
Net income (loss) per share from continuing operations                $ .03                   $(.02)
                                                                ============            ============
Net income per share from discontinued operations                                             $ .46
                                                                                        ============
Net income per share                                                  $ .03                   $ .44
                                                                ============            ============
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